CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 29, 2022, relating to the financial statements and financial highlights of Strategy Shares NASDAQ 5HANDL™ Index ETF and Strategy Shares NASDAQ 7HANDL™ Index ETF, each a series of Strategy Shares, for the year or period ended April 30, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

August 25, 2022